Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LOAN AND SECURITY AGREEMENT

dated as of August 12, 2026

by and among

INNOVATUS LIFE SCIENCES LENDING FUND I, LP,

as Collateral Agent,

COHERUS ONCOLOGY, INC.,

COHERUS INTERMEDIATE CORP,

SURFACE ONCOLOGY, LLC, and

INTEKRIN THERAPEUTICS INC.

as co-Borrowers,

and

The Lenders listed on Schedule 1.1 hereof

or otherwise a party hereto from time to time

340593444 v2

Page

1.DEFINITIONS, ACCOUNTING AND OTHER TERMS1

1.1Certain Defined Terms1

1.2Terms Generally1

2.LOANS AND TERMS OF PAYMENT1

2.1Promise to Pay1

2.2Term Loan Commitments1

2.3Payment of Interest on the Term Loan3

2.4Fees4

2.5Withholding6

2.6Secured Promissory Notes6

3.CONDITIONS OF LOANS6

3.1Conditions Precedent to Effective Date6

3.2Conditions Precedent to the Term A Loan7

3.3Conditions Precedent to All Term Loans8

3.4Covenant to Deliver8

3.5Procedures for Borrowing9

4.CREATION OF SECURITY INTEREST9

4.1Grant of Security Interest9

4.2Authorization to File Financing Statements9

4.3Pledge of Shares Collateral9

5.REPRESENTATIONS AND WARRANTIES10

5.1Due Organization, Authorization: Power and Authority10

5.2Collateral10

5.3Litigation11

5.4No Material Adverse Effect; Financial Statements11

5.5Solvency11

5.6Regulatory Compliance11

5.7Investments12

5.8Tax Returns and Payments; Pension Contributions12

5.9Use of Proceeds12

5.10Full Disclosure12

5.11Definition of “Knowledge.”13

5.12Shares13

6.AFFIRMATIVE COVENANTS13

6.1Government Compliance13

6.2Financial Statements, Reports, Certificates; Notices13

6.3Inventory; Returns17

6.4Taxes; Pensions17

6.5Insurance17

6.6Operating Accounts18

6.7Protection of Intellectual Property Rights18

6.8Litigation Cooperation19

6.9Landlord Waivers; Bailee Waivers19

6.10Creation/Acquisition of Subsidiaries19

6.11Further Assurances20

6.12[Reserved]20

i

340593444 v2

Page

6.13Liquidity Covenant20

6.14Post-Closing Obligations.20

7.NEGATIVE COVENANTS20

7.1Dispositions20

7.2Changes in Business, Management, Ownership, or Business Locations20

7.3Mergers or Acquisitions21

7.4Indebtedness21

7.5Encumbrance21

7.6Maintenance of Collateral Accounts21

7.7Restricted Payments21

7.8Investments22

7.9Transactions with Affiliates22

7.10Subordinated Debt; RIF Purchase Agreement22

7.11Compliance22

7.12Compliance with Anti-Terrorism Laws23

7.13Material Agreements23

7.14Subsidiaries23

8.EVENTS OF DEFAULT23

8.1Payment Default23

8.2Covenant Default23

8.3Material Adverse Effect24

8.4Attachment; Levy; Restraint on Business24

8.5Insolvency24

8.6Other Agreements24

8.7Judgments24

8.8Misrepresentations24

8.9Subordinated Debt25

8.10Guaranty25

8.11Governmental Approvals; FDA Action25

8.12Lien Priority; Intellectual Property25

8.13Delisting25

8.14[Reserved]26

8.15[Reserved]26

8.16Criminal Conviction26

9.RIGHTS AND REMEDIES26

9.1Rights and Remedies26

9.2Power of Attorney30

9.3Protective Payments30

9.4Application of Payments and Proceeds30

9.5Liability for Collateral31

9.6No Waiver; Remedies Cumulative31

9.7Demand Waiver31

9.8Standards31

10.NOTICES32

11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER32

11.1Waiver of Jury Trial32

340593444 v2

Page

11.2Governing Law and Jurisdiction33

12.GENERAL PROVISIONS34

12.1Successors and Assigns34

12.2Indemnification34

12.3Severability of Provisions35

12.4Interest Rate Limitation35

12.5Correction of Loan Documents35

12.6Amendments in Writing; Integration35

12.7Counterparts37

12.8Survival37

12.9Confidentiality37

12.10Limitations of Damages37

12.11No Partnership/Joint Venture38

12.12Waiver as to Assignees38

12.13Right of Set Off38

12.14Cooperation of Borrower38

12.15Public Announcement39

12.16Collateral Agent and Lender Agreement39

12.17[Reserved]39

12.18Borrower Liability39

13.DEFINITIONS39

340593444 v2

SCHEDULES, EXHIBITS AND ANNEXES

Schedule 1.1– Lenders and Commitments

Schedule 2– Non-Core Assets

Schedule 6.13– Liquidity Covenant

Schedule 6.14– Post-Closing Obligations

Exhibit A – Description of Collateral

Exhibit B-1 – Loan Payment Request Form

Exhibit B-2 – Form of Disbursement Letter

Exhibit C – Compliance Certificate

Exhibit D– Form of Secured Promissory Note

Exhibit E – Form of Corporate Borrowing Certificate

Annex I – Collateral Agent and Lender Terms

Annex Y –Loan Interest Rate and Payment of Principal

340593444 v2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”), dated as of August 12, 2026, among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership, as collateral agent (“Innovatus”, and in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including INNOVATUS LIFE SCIENCES LENDING FUND I, LP, in its capacity as a Lender, COHERUS ONCOLOGY, INC., a Delaware corporation (“Parent”), COHERUS INTERMEDIATE CORP, a Delaware corporation, SURFACE ONCOLOGY, LLC, a Delaware limited liability company, and INTEKRIN THERAPEUTICS INC., a Delaware corporation (individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.DEFINITIONS, ACCOUNTING AND OTHER TERMS
1.1Certain Defined Terms. Capitalized terms used herein shall have the meanings set forth in Section 13 to the extent defined therein.
1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any matter to be determined by a Lender or Collateral Agent may be determined in their sole discretion, unless another standard is expressly stated, and (f) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
2.LOANS AND TERMS OF PAYMENT
2.1Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts, including all Obligations, due to a Lender or to Collateral Agent hereunder as and when due in accordance with this Agreement.
2.2Term Loan Commitments.
(a)Availability.
(i)Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower on the Term A Funding Date in an aggregate principal amount of Fifty-Five Million Dollars ($55,000,000.00) according to

340593444 v2

each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (the “Term A Loan”). After repayment, the Term A Loan may not be reborrowed.
(ii)Subject to the Borrower having first achieved the Term B Milestone by the expiration of the Term B Draw Period and the other terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans in a single disbursement to Borrower during the Term B Draw Period in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (the “Term B Loan”). After repayment, the Term B Loan may not be reborrowed.
(iii)Subject to the terms and conditions of this Agreement, the Lenders may, in their sole discretion upon Borrower’s request, agree to make term loans to Borrower prior to the Amortization Date in an aggregate principal amount of Twenty Million Dollars ($20,000,000.00) according to a commitment schedule to be provided by the Lenders prior to the Funding Date of such term loans (the “Term C Loan”, and together with the Term A Loan and the Term B Loan, each individually, and collectively, the “Term Loan”). After repayment, the Term C Loan may not be reborrowed.
(b)Repayment. Borrower shall make monthly payments of interest only commencing on the second (2nd) Payment Date following the Funding Date of any Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of any Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date after such Funding Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with interest in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a principal repayment schedule equal to (i) in the case of the I/O Extension not occurring, twenty four (24) months, or (ii) in the case of the I/O Extension occurring, twelve (12) months. During the amortization period, Collateral Agent shall recalculate the payment amount to give effect to each change of the Basic Rate as it occurs. All unpaid principal and accrued and unpaid interest with respect to the Term Loan and the Final Fee are due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
(c)Mandatory Prepayments. If an event described in Section 7.2(d)(ii) occurs or the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Collateral Agent and to each Lender, as applicable, and in accordance with its respective Pro Rata Shares to each Lender, an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Fee, (iii) the Prepayment Fee, and (iv) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.
(d)Permitted Prepayment of Term Loan. Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by the Lenders under this Agreement; provided that Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan [***] prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A)

340593444 v2

all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

Notwithstanding anything herein to the contrary, Borrower shall also have the option to prepay part of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans [***] to such prepayment, (ii) prepays such part of the Term Loans in a [***] or a whole multiple [***], (iii) there has not already been a partial prepayment made in the same calendar month, and (iv) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of such Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee with respect to the portion of such Term Loans being prepaid, (C) the applicable Prepayment Fee with respect to the portion of such Term Loans being prepaid, plus (D) all other Obligations that are then due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

2.3Payment of Interest on the Term Loan.
(a)Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Basic Rate, as determined by Collateral Agent on the Funding Date and as the Prime Rate changes thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Interest shall accrue on the Term Loan commencing on, and including, the Funding Date of the Term Loan, and shall accrue on the principal amount outstanding under the Term Loan through and including the day on which the Term Loan is paid in full.
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at the Basic Rate plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any other rights or remedies of Collateral Agent.
(c)365 Day Year. Interest shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, including the first day and the last day.
(d)Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts maintained by Borrower or any of its Subsidiaries for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set off.
(e)Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received

340593444 v2

at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.
(f)Changes in Prime Rate. In the event the Prime Rate is changed from time to time hereafter and because of any such change the Basic Rate changes, the Basic Rate shall be increased or decreased, effective as of the day of such change in the Prime Rate.
2.4Fees. Borrower shall pay to Collateral Agent:
(a)Facility Fee. The Facility Fee, which shall be due on the Funding Date of each Term Loan (including on the Term A Funding Date) with respect to such Term Loan, to be shared among the Lenders in accordance with their respective Pro Rata Shares;
(b)Final Fee. The Final Fee, when due hereunder, to be shared among the Lenders in accordance with their respective Pro Rata Shares;
(c)Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared among the Lenders in accordance with their respective Pro Rata Shares;
(d)Term B Loan Non-Utilization Fee.  If Borrower achieves the Term B Milestone and (i) fails to draw the full amount of the Term B Loan during the Term B Draw Period and (ii) fails to notify Collateral Agent, at any time before the date that is four (4) weeks after Borrower’s achievement of the Term B Milestone, of Borrower’s intent not to draw the full amount of the Term B Loan, a non-utilization fee of Seven Hundred Fifty Thousand Dollars ($750,000.00), with respect to the Term B Loan shall become due and payable on the earliest of (i) the termination of the Term B Draw Period, (ii) the acceleration of any Term Loan, and (iii) the prepayment in whole of the Term Loans pursuant to Section 2.2(c) or (d); and
(e)Lenders’ Expenses. All Lenders’ Expenses incurred through and after the Effective Date, when due.
(f)Nature of Final and Prepayment Fee. The Final Fee and the Prepayment Fee shall be fully earned as of the Term A Funding Date. From and after the earliest of date of any triggering event, the Final Fee and/or the Prepayment Fee, or such other premium, as applicable, shall be deemed to be principal of the Loans and shall accrue interest thereon.  The parties hereto acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Prepayment Fee and the Final Fee, whenever payable, are intended to be a reasonable calculation of each Lender’s lost profits, transaction costs and other potential damages as a result of any prepayment, repayment or other payment. The parties hereto further acknowledge and agree that the Prepayment Fee and the Final Fee are not intended to act as a penalty or to punish the Borrower for any prepayment, repayment or other payment hereunder.

Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including but not limited to, because of default, the adoption of a corporate resolution approving the commencement of any Insolvency Proceeding, the commencement of any Insolvency Proceeding, a sale, a disposition or an encumbrance (including that by operation of law or otherwise), the Final Fee and Prepayment Fee, if any,

340593444 v2

determined as of the date of acceleration will also be due and payable as though said indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in light of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits, transaction costs and other potential damages as a result thereof.

Any Final Fee or Prepayment Fee payable hereunder shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing, including, without limitation, damages for transaction costs and the inability, if any, to reinvest in similar loans or other debt investments.  The Final Fee and the Prepayment Fee, if any, shall also be payable (i) in the event the Obligations (and/or this Agreement or any other Loan Document evidencing the Obligations) are satisfied, deemed satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, deemed satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement (including, without limitation, under a plan of reorganization or similar manner in any Insolvency Proceeding), the rescission or deceleration of any acceleration of the Obligations by the Borrower, defeasance or compromise of any of the Obligations (and/or this Agreement or any other Loan Document evidencing the Obligations) in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure, or by any other means or the making of a distribution of any kind in any Insolvency Proceeding to the Collateral Agent, for the account of the Lenders, in full or partial satisfaction of the Obligations. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING FINAL FEE AND PREPAYMENT FEE IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO THE ADOPTION OF ANY CORPORATE RESOLUTION, THE COMMENCEMENT OF ANY INSOLVENCY PROCEEDING OR PURSUANT TO A PLAN OF REORGANIZATION.  The Borrower expressly agrees that: (A) the Final Fee and Prepayment Fee are reasonable, bear a reasonable proportion to the probable loss, and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Final Fee and Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) the Final Fee and Prepayment Fee are not interest or the economic equivalent of unmatured interest; (D) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Final Fee and Prepayment Fee; and (F) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that (W) its agreement to pay the Final Fee and Prepayment Fee to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Loans; (X) without such inducement Lenders would not have been willing to provide the Term Loan Commitments and make any applicable Term Loan on such economic terms; (Y) the economic terms (including, but not limited to, interest rate(s), fees, and charges) would be higher than as set forth in this Agreement; and (Z) the provision for the Final Fee and Prepayment Fee to be payable in certain circumstances is for the benefit of the Borrower in allowing the Borrower to borrow the Loans on more generous economic terms than would otherwise be available without the potential to trigger the entitlement to the Final Fee or Prepayment Fee upon the circumstances set forth herein. In the event that any party, including, without limitation, any debtor-in-possession or official committee seeks to otherwise challenge the Lenders’ entitlement to the Final Fee or Prepayment Fee, in an Insolvency Proceeding or otherwise, such premium shall enjoy a presumption of being valid and otherwise reasonable and such party (and not the Lenders) shall have the burden of overcoming

340593444 v2

such presumption and otherwise demonstrating such a premium is unreasonable under applicable federal or state law.

2.5Withholding. Payments received by Collateral Agent or the Lenders from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) to the extent provided in this Section 2.5. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that (i) the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and (ii) Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided, however, that Borrower shall not be required to pay any additional amount (i.e., tax gross-up) described in clause (i) with respect to (A) any taxes of such Lender imposed on or measured by net income (however denominated) and branch profits taxes, or (B) any U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Term Loan or Term Loan Commitment. Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.
2.6Secured Promissory Notes. The Term Loan shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”) and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan and at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, and without bond, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.
3.CONDITIONS OF LOANS
3.1Conditions Precedent to Effective Date. The occurrence of the Effective Date is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

340593444 v2

(a)original Loan Documents, each duly executed by Borrower, as applicable (unless specified as a condition precedent under Section 3.2 or Section 3.3 or as a post-closing obligation under Schedule 6.14);
(b)a completed Perfection Certificate for Borrower;
(c)the Operating Documents and good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(d)a copy of resolutions of the governing body for Borrower evidencing approval of the Term Loan and other transactions evidenced by the Loan Documents;
(e)duly executed original officer’s certificates for Borrower certifying as to (i) the incumbency of each Responsible Officer executing each Loan Document and (ii) the documents delivered pursuant to Section 3.1(c) and 3.1(d), in a form acceptable to Collateral Agent and the Lenders; and
(f)certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request.
3.2Conditions Precedent to the Term A Loan.  The obligation of each Lender to extend the Term A Loan on the Term A Funding Date is subject to the following conditions precedent:
(a)the Security Grant Instrument, duly executed by Collateral Agent and the Borrower;
(b)the IP Security Agreement, duly executed by Collateral Agent and the Borrower;
(c)any Secured Promissory Notes required by the Lenders to be delivered in connection with the Term A Loan;
(d)a duly executed legal opinion of counsel to Borrower dated as of the Term A Funding Date;
(e)evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect;
(f)payment of the Facility Fee and Lenders’ Expenses then due as specified in Section 2.4 hereof;
(g)a payoff letter from Ankura Trust Company, LLC, as agent under Existing Indebtedness, in form and substance acceptable to Collateral Agent in respect of the Existing Indebtedness;
(h)evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including, without limitation, any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

340593444 v2

(i)written evidence (including any UCC termination statements) that the Liens indicated in any financing statements identified in the certified copies of financing statement searches referenced in Section 3.1(f) either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released; and
(j)the Management Rights Letter, duly executed by the Borrower.
3.3Conditions Precedent to All Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term A Loan, is subject to the following conditions precedent:
(a)receipt by Collateral Agent of (i) an executed Loan Payment Request Form in the form of Exhibit B-1 attached hereto and (ii) an executed Disbursement Letter in the form of Exhibit B-2 attached hereto;
(b)the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of each Loan Payment Request Form and the date of each Disbursement Letter and the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;
(c)as determined by such Lender in such Lender’s reasonable discretion, there has not been any Material Adverse Effect;
(d)no Default or Event of Default shall exist;
(e)to the extent not delivered on the Term A Funding Date, duly executed original Secured Promissory Notes, in number, form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage, with respect to each Credit Extension made by such Lender after the Term A Funding Date;
(f)[reserved];
(g)if such Term Loan is the Term B Loan, (x) the Term B Milestone must have been met and (y) Borrower shall have delivered to Collateral Agent a certificate of a Responsible Officer, in form and substance satisfactory to Collateral Agent in its reasonable discretion, certifying that the Term B Milestone has been achieved and attaching reasonably detailed calculations demonstrating satisfaction of each component thereof;
(h)if such Term Loan is the Term B Loan or the Term C Loan, the Term A Loan shall have been funded to Borrower on or prior to the Term A Funding Date; and
(i)payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.4Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Borrower expressly agrees that the Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s

340593444 v2

obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.
3.5Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, to obtain the Term Loan (other than the Term Loan funded on the Term A Funding Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. New York City time [***] (or such shorter period as agreed by the Lenders) prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Disbursement Letter and Loan Payment Request Form executed by a Responsible Officer or his or her designee. Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee.
4.CREATION OF SECURITY INTEREST

Effective from and after the Term A Funding Date:

4.1Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges and assigns as collateral to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Borrower shall acquire a commercial tort claim (as defined in the Code) with a potential value in excess of [***] Borrower shall grant to Collateral Agent, for the ratable benefit of the Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend the Term Loan has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral.

4.2Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent (i) to file financing statements naming Borrower as debtor and indicating as collateral “all assets” or like language and/or such other more specific indications as Collateral Agent may deem appropriate and (ii) to make such other filings in the USPTO or other public offices and to take such other action appropriate to establish, perfect, or further protect Collateral Agent’s security interests in the Collateral, without notice to Borrower. Such financing statements may (i) describe the Collateral as “all personal property of debtor, whether now owned or hereby acquired” or “all assets of debtor, whether now owned or hereby acquired” or words of similar effect, (ii) describe the Collateral as being of equal or lesser scope or with greater detail, or (iii) contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statements or amendments, as the case may be.
4.3Pledge of Shares Collateral. Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Term A Funding Date, or, to the extent not certificated as of the Term A Funding Date, within [***] days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares and require each Issuer of uncertificated Shares to

340593444 v2

enter into an agreement granting Collateral Agent Control over the pledged Shares. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof; provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
5.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. In connection with this Agreement, Borrower has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on or before the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects as of the date delivered or supplemented.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under or cause any Lien to arise under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to result in a Material Adverse Effect.

5.2Collateral.
(a)Borrower and each other Loan Party have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, from and after the Term A Funding Date, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of other Loan Party has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith with respect of which Borrower or such other Loan Party has given Collateral Agent notice and taken such actions as are necessary to give Collateral

340593444 v2

Agent a perfected security interest therein. To Borrower’s Knowledge, the Accounts are bona fide, existing obligations of the Account Debtors.
(b)From and after the Term A Funding Date, the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement or Requirement of Law to have priority to Collateral Agent’s Lien.
(c)On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of [***].
(d)All Inventory and Equipment of Borrower and its Subsidiaries is in all material respects of good and marketable quality, free from material defects, ordinary wear and tear expected.
(e)Except as disclosed on the Perfection Certificate, Borrower and each Loan Party is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificates, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license.
(f)None of the assets listed on Schedule 2 hereof are necessary for, or actually used in, the research, development, manufacture, production, marketing, distribution, sale or other commercialization of any Primary Product or Competing Product.
5.3Litigation. Except as disclosed on the Perfection Certificate or otherwise pursuant to Section 6.2(b)(v), there are no actions, suits, arbitrations, investigations, or other proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than [***] or a claim for infringement of any intellectual property included in the Core Assets or seeking equitable or extraordinary relief. Except as disclosed on the Perfection Certificate or otherwise pursuant to Section 6.2(b)(v), there are no actions, suits, arbitrations, investigations or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any Subsidiaries involving challenges to the validity of the Intellectual Property included in the Core Assets.
5.4No Material Adverse Effect; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries. Since the date of the most recent financial statements submitted as required by this Agreement, there has not been a Material Adverse Effect.
5.5Solvency. Borrower and each of its Subsidiaries, when taken as a whole, are Solvent.
5.6Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its

340593444 v2

Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Effect. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or to such Borrower’s Knowledge, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed (taking into account valid extensions) all required U.S. federal and California state income tax returns and other material tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid (taking into account valid extensions) all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than [***] in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes; provided that Borrower or such Subsidiary in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted and Borrower maintains adequate reserve therefor on Borrower’s Books. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in material additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
5.9Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes or for payment of dividends or other distributions to equity holders of Borrower or any holders of Subordinated Debt. A portion of the proceeds of the Term Loan shall be used by Borrower to repay the Existing Indebtedness in full on the Term A Funding Date.
5.10Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date

340593444 v2

such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted result; provided, however, on the Effective Date and on the date each Compliance Certificate or Disbursement Letter is delivered to any Lender, Borrower represents and warrants to the Lenders that Borrower: (i) has delivered to Collateral Agent Borrower’s most recent projections or forecasts and (ii) represents that such projections have been prepared in good faith based upon reasonable assumptions).
5.11Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
5.12Shares. If at any time Borrower owns any Shares, Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement; provided that, prior to the Term A Funding Date, the Shares are subject to the pledge securing the Existing Indebtedness. To Borrower’s Knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares (other than those arising under the Existing Indebtedness prior to the Term A Funding Date). The Shares have been and will be duly authorized and validly issued, and are fully paid and, if applicable, non-assessable. To Borrower’s Knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
5.13Subsidiaries. None of the MSC Subsidiary, Coherus Immunology, Coherus Supportive Care or ZAO Intekrin (i) owns any assets with a value in excess of [***] individually or in the aggregate, (ii) owns any Intellectual Property, or (iii) conducts any operations or transactions other than those required for liquidation or dissolution of such Subsidiary.
6.AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1Government Compliance.
(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Effect. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to result in a Material Adverse Effect.
(b)Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral.
6.2Financial Statements, Reports, Certificates; Notices.

340593444 v2

(a)Deliver to Collateral Agent:
(i)as soon as available, but no later than [***] days after the last day of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent, subject to the absence of footnotes and to normal year-end audit adjustments;
(ii)as soon as available, [***], audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (and without any qualification, emphasis of matter, notation or explanatory paragraph, in each case, solely related to going concern; [***]) on the financial statements without factoring in proceeds of any pending Term Loans from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion (it being agreed that PricewaterhouseCoopers, LLP and the other “Big Four” are acceptable to Collateral Agent);
(iii)[***]: (A) company prepared annual financial projections for the entire current fiscal year (such annual financial projections as originally delivered to Collateral Agent and the Lenders and reasonably acceptable to Collateral Agent and Lenders are referred to herein as the “Annual Projections”), and (B) company prepared budget for the entire current fiscal year (which shall be set forth in a month-by-month format and include separately all major categories of expenses and include income statement, balance sheet and statement of cash flow); provided, that any revisions to the projections or budget shall be delivered to Collateral Agent no later than [***] after the regularly scheduled quarterly meeting of Parent’s board of directors during which such revisions were presented to the Parent’s board of directors, but in any event concurrently with the Compliance Certificate for the applicable quarter during which such revisions were presented to the Parent’s board of directors;
(iv)to the extent not included in any materials filed with the Securities and Exchange Commission, concurrently with the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b)(i), copies of all non-ministerial statements, reports and notices made available to, or communications with, in each case, Borrower’s security holders or holders of Subordinated Debt;
(v)[***] of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;
(vi)to the extent not included in any materials filed with the Securities and Exchange Commission, concurrently with the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b)(i), copies of any amendments to the Operating Documents of Borrower or any of its Subsidiaries that were entered into during the covered period;
(vii)as soon as available, [***] after the last day of each month, copies of the month end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent by Borrower or directly from the applicable institution(s); provided, however, daily screenshots of each Collateral Account maintained by Borrower shall be delivered to Collateral Agent

340593444 v2

promptly upon Collateral Agent or any Lender’s written request during the continuation of any Event of Default;
(viii)prompt delivery of ([***] after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to result in a Material Adverse Effect;
(ix)(I) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the Borrower’s material Intellectual Property included in the Core Assets or (B) has had or could reasonably be expected to have a Material Adverse Effect and (II) concurrently with the delivery of the Compliance Certificates required to be delivered pursuant to Section 6.2(b)(i), notice of any event that could reasonably be expected to materially and adversely affect the Borrower’s other Intellectual Property;
(x)written notice [***] after Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;
(xi)written notice (x) [***] to Borrower’s (A) adding any new offices or business locations, including warehouses owned or leased by Borrower (unless such new offices or business locations [***] of Borrower or any of its Subsidiaries), (B) changing its jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its legal name, (E) changing any organizational number (if any) assigned by its jurisdiction of organization, or (F) registering or filing any Intellectual Property with the United States Copyright Office and (y) concurrently with the delivery of the Compliance Certificates required to be delivered pursuant to Section 6.2(b)(i), of new applications or registrations of any Intellectual Property included in the Collateral with the United States Patent and Trademark Office;
(xii)upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;
(xiii)prompt (and in any event within one (1) day) notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(xiv)notice of any commercial tort claim with an expected value in excess of [***] and of the general details thereof;
(xv)if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

340593444 v2

(xvi)no later than [***] of Borrower’s external independent certified public accounting firm, written notice thereof along with a brief explanation for such resignation, termination or change, as applicable;
(xvii)no later than [***] by Borrower, any reports Borrower receives from its contract manufacturer and/ or contract research organization in connection with any material breaches by the Borrower or any material amendments to its existing agreements with such Person to the extent that such amendments would materially impair the perfection or priority of Collateral Agent’s Lien on the Collateral;
(xviii)promptly upon discovery, written notice of any action or inaction by or on behalf of a Lender (in any capacity) or Collateral Agent (in any capacity) that Borrower believes may be actionable against any Lender or Collateral Agent or a defense to payment of any or all Obligations for any reason;
(xix)promptly following each regularly scheduled quarterly meeting of Borrower's board of directors, copies of all materials furnished to Borrower's board of directors in connection with such meeting; provided that Borrower shall be entitled to withhold any such materials or portions thereof to the extent that such materials (A) may be subject to the attorney-client privilege between Borrower and its counsel, (B) relate to matters that may pose a conflict of interest with respect to any Lender, or (C) contain highly confidential proprietary information of Borrower; and
(xx)other information as reasonably requested by Collateral Agent or any Lender (which information must be provided promptly but in any event [***] or such later time as Collateral Agent or such Lender may agree in writing).

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.  In addition, the Compliance Certificate and all financial statements, bank statements and other reports required (other than reports filed with the Securities and Exchange Commission) to be delivered under Section 6.2 shall be delivered electronically via Lumonic, or such other platform or portfolio management software used from time to time by Collateral Agent (the “Platform”), unless the Platform is unavailable at such time.

(b)Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above [***], deliver to Collateral Agent:
(i)a duly completed Compliance Certificate signed by a Responsible Officer;
(ii)an updated Perfection Certificate to reflect any amendments, modifications and updates to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement; in each case, subject to the review and approval of Collateral Agent;
(iii)copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

340593444 v2

(iv)written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;
(v)written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of more than [***] and
(vi)written notice of all returns, recoveries, disputes and claims (including, without limitation, warranty claims) regarding Inventory that involve more than an amount, individually or in the aggregate, [***].
(c)Keep proper, complete and true books of record and account in accordance with GAAP in all material respects; and keep reasonably detailed written minutes of meetings of the equity holders and the board of directors (or equivalent governing body) of Borrower. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower (which shall include the reasonable fees and expenses of Collateral Agent’s auditor), Collateral Agent (or any Lender, through the arrangement of Collateral Agent), during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of Borrower’s Books, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing. Notwithstanding the foregoing, upon request of any Lender, Borrower agrees to permit such Lender to communicate with Borrower’s accounting firm with respect to the consolidated financial statements delivered pursuant to this Section 6.2; provided such communication shall be in the presence of an authorized representative of Borrower and any failure to provide such access shall not constitute a Default hereunder.
6.3Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.
6.4Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file (in each case, taking into account valid extensions), all required U.S. federal and California state income tax returns and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay (in each case, taking into account valid extensions), all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Collateral Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.5Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to Collateral Agent. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders (provided, that Collateral Agent and Lenders acknowledge and agree that the policies of insurance maintained by Borrower and its Subsidiaries as of the Effective Date is acceptable). All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability

340593444 v2

policies shall show, or have endorsements showing, Collateral Agent, as additional insured. Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Collateral Agent, that it will give Collateral Agent [***] prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy [***] with respect to any loss, [***] in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.
6.6Operating Accounts.
(a)From and after the Term A Funding Date, Borrower shall provide Collateral Agent [***] prior written notice before Borrower or any of its Subsidiaries that is a Loan Party establishes any Collateral Account. In addition, from and after the Term A Funding Date, for each Collateral Account that Borrower or any other Loan Party at any time maintains, Borrower or such Loan Party shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder concurrently with the establishment of such Collateral Account (or, in the case of the Collateral Accounts existing as of the Effective Date, in accordance with Section 6.14), which Control Agreement may not be terminated without prior written consent of Collateral Agent. The provisions of the previous sentence shall not apply to any Excluded Account.
(b)From and after the Term A Funding Date, neither Borrower nor any other Loan Party shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Section 6.6. Furthermore, from and after the Term A Funding Date, neither Borrower nor any other Loan Party shall maintain Collateral Accounts at banks or financial institutions that are not reasonably acceptable to Collateral Agent; provided, that Collateral Agent acknowledges and agrees that the financial institutions with which Borrower and its Subsidiaries maintain Collateral Accounts as of the Effective Date are reasonably acceptable to Collateral Agent.
6.7Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of a challenge to the validity, or material infringement by a third party of its Intellectual Property that is material to its business; and (c) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public

340593444 v2

without Collateral Agent’s prior written consent. From and after the Term A Funding Date, if Borrower or any other Loan Party (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, in each case, included in the Collateral, then Borrower or such Subsidiary shall provide written notice thereof to Collateral Agent as required pursuant to Section 6.2(a)(xi) and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. From and after the Term A Funding Date, if Borrower or any other Loan Party decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least ten (10) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower or such other Loan Party shall promptly provide to Collateral Agent with evidence of the recording of such intellectual property security agreement referenced in the immediately preceding sentence necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.
6.8Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders during regular business hours upon reasonable prior notice, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.
6.9Landlord Waivers; Bailee Waivers. From and after the Term A Funding Date, in the event that Borrower or any Loan Party intends to add any new offices or business locations where Collateral [***] will be maintained, including warehouses, or otherwise store any portion of the Collateral with a value [***] with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will first notify Collateral Agent and, at Collateral Agent’s election, use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent.
6.10Creation/Acquisition of Subsidiaries. In the event any Borrower or any Loan Party creates or acquires any Subsidiary after the Effective Date, Borrower or such Loan Party shall promptly notify Collateral Agent of such creation or acquisition [***], and Borrower or such Loan Party shall take all actions reasonably requested by Collateral Agent from and after the Term A Funding Date to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed or acquired after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either a co-Borrower hereunder or, if such New Subsidiary is a Foreign Subsidiary, a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in the Shares of such New Subsidiary.

340593444 v2

6.11Further Assurances. From and after the Term A Funding Date, execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement, including without limitation but subject to Section 6.2(c), permit Collateral Agent or any Lender to discuss Borrower’s financial condition with Borrower’s accountants.
6.12[Reserved].
6.13Liquidity Covenant. From and after the Term A Funding Date, Borrower shall at all times comply with the liquidity covenant set forth on Schedule 6.13.
6.14Post-Closing Obligations. Borrower shall deliver to Collateral Agent the documents set forth on Schedule 6.14 within the time period specified for each such document in such Schedule 6.14:
7.NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1Dispositions. Convey, sell, lease, transfer, assign, license, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including Intellectual Property), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out, surplus or obsolete Equipment; (c) constituting Permitted Liens, Permitted Investments, Permitted Licenses, Permitted Carve-Outs, [***], and Permitted Royalty Sales; (d) liquidation or dissolution of a Subsidiary of Borrower to the extent permitted under Section 7.2; (e) between or among any Borrower hereunder; (f) Transfers of cash and Cash Equivalents in the ordinary course of business for equivalent value and in a manner that is not prohibited under this Agreement or the other Loan Documents; (g)(i) the sale or issuance of Equity Interests of any Subsidiary of Borrower to any Borrower or Subsidiary, provided, that any such sale or issuance by a Borrower shall be to another Borrower and any such sale or issuance by a Guarantor shall be to a Loan Party, and (ii) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of any Foreign Subsidiary of Borrower in order to qualify members of the governing body of such Subsidiary if required by Requirements of Law; (h) [***] without recourse or sale or other disposition of unpaid and overdue accounts receivable arising in the ordinary course of business in connection with the compromise, collection or settlement thereof and not part of a financing transaction; (i) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (excluding Intellectual Property material to its business) of Borrower that Borrower reasonably determines in good faith (i) is no longer economically practicable to maintain or useful in the ordinary course of business and that (ii) could not reasonably be expected to be adverse to the rights, remedies and benefits available to, or conferred upon, the Collateral Agent or any Lender under any Loan Document in any material respect; (j) any involuntary disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, any Intellectual Property) in settlement of, or to make payment in satisfaction of, any property or casualty insurance; and (k) other dispositions of property (other than Intellectual Property) with an aggregate fair market value (reasonably determined in good faith by a Responsible Officer of Borrower) of [***].
7.2Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or any business reasonably related thereto; (b) stop conducting or fail to conduct its business in the ordinary course, (c) liquidate or dissolve; provided, that a Subsidiary of Borrower may liquidate or dissolve if, prior to such dissolution, such Subsidiary shall Transfer its assets to Borrower; or (d)(i) any Key Person shall cease to be actively engaged in the management of Borrower unless written

340593444 v2

notice thereof is provided to Collateral Agent and each Lender within ten (10) days of such cessation, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own or Control [***] of the voting stock of Parent immediately after giving effect to such transaction or related series of such transactions or (B) Borrower ceases to own and Control [***] of the ownership interest of a Subsidiary of Borrower (except as a result of dispositions permitted pursuant to Section 7.1(g)). Borrower shall not, without at least [***] to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than [***] in assets or property of Borrower or any of its Subsidiaries); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization. Notwithstanding the foregoing, nothing in this Section 7.2 shall prohibit a Permitted Carve-Out.
7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person, other than Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary (provided that such surviving Subsidiary is a “co-Borrower” hereunder or, solely in the case of a Foreign Subsidiary, has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower; provided that Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom. Any Subsidiary that is not a Loan Party hereunder may dissolve if all of its assets and business are transferred to a Loan Party. Notwithstanding the foregoing, nothing in this Section 7.3 shall prohibit a Permitted Carve-Out.
7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5Encumbrance. From and after the Term A Funding Date, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and except for “Permitted Liens”.
7.6Maintenance of Collateral Accounts. From and after the Term A Funding Date, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.
7.7Restricted Payments. Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans; provided that such repurchases do not exceed [***] in the aggregate per fiscal year, (ii) [***], (iii) cash payments in lieu of the issuance of fractional shares arising out of stock dividends, splits or combinations or in connection with the exercise of warrants or options in an amount [***], (iv) the distribution of rights by Parent pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan, (v) dividends, distributions or payments on its equity interests by any Subsidiary to any Loan Party, and (vi) purchases of equity interests of Parent in

340593444 v2

connection with the exercise of stock options by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations).
7.8Investments. Directly or indirectly make any Investment other than Permitted Investments.
7.9Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are (i) in the ordinary course of Borrower’s or such Subsidiary’s business, and (ii) approved by the Borrower’s board of directors (disregarding the vote of any interested Person) as being upon fair and reasonable terms (and which are in fact on such terms) that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction between unrelated Persons; provided that Borrower shall disclose any such transaction to Collateral Agent in the Compliance Certificate covering the reporting period during which such transaction was entered into, (b) ordinary indemnifications of customary covered persons in their capacities as representatives of a Borrower or a Subsidiary, (c) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries, (d) sale and issuance of equity securities of Borrower for the primary purpose of raising capital, (e) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers and employees in the ordinary course of business, (f) [***] and (g) transactions solely among Borrower and its Subsidiaries that are otherwise expressly permitted hereunder.
7.10Subordinated Debt; RIF Purchase Agreement. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, breach the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or otherwise adversely affect the subordination of the Subordinated Debt to Obligations owed to the Lenders, (c) make or permit any payment under the RIF Purchase Agreement other than regularly scheduled Revenue Payments (as defined in the RIF Purchase Agreement) and other payments as contemplated in the RIF Purchase Agreement as in effect on the date hereof, or (d) amend any provision in the RIF Purchase Documents that (i) expands, supplements or replaces, whether directly or indirectly, the definition of “Collateral” or Security Agreement” (each as defined in the RIF Purchase Agreement) or “Collateral” as set forth in the RIF Security Agreement; (ii) adds any new payment under any of the RIF Purchase Documents, or require or permit any payment under any of the RIF Purchase Documents to be accelerated or made sooner than originally scheduled; (iii) increases the Investment Return Amount (as defined in the RIF Purchase Agreement); or (iv) adds or modifies any other terms in a manner materially adverse to Collateral Agent or any Lender.
7.11Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to result in a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

340593444 v2

7.12Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.13Material Agreements. Neither Borrower nor any of its Subsidiaries shall, without the consent of Collateral Agent, (a) materially amend a Material Agreement in a manner materially adverse to the Lenders, (b) [***] or (c) terminate a Material Agreement [***] (other than any termination upon the expiration of the term thereof in accordance with the terms of such Material Agreement); provided that Borrower shall give prompt written notice to Collateral Agent of any such termination and replacement and provide such replacement agreement to Collateral Agent [***] after such replacement agreement is entered into.
7.14Subsidiaries. [***] of the assets or revenues of Borrower and its Subsidiaries on a consolidated basis shall be owned or produced by Foreign Subsidiaries. Borrower shall not directly or indirectly lend to, contribute capital to, or guarantee obligations of, Foreign Subsidiaries [***]. No Subsidiary of Borrower existing on the Effective Date that is not a Borrower or Guarantor may (i) own any assets with [***], (ii) own any Intellectual Property, or (iii) conduct any operations or transactions other than those required for liquidation or dissolution of such Subsidiary.
8.EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligations [***] after such Obligations are due and payable [***] shall not apply to payments due on the Maturity Date or the date or acceleration pursuant to Section 9.1(a) hereof);
8.2Covenant Default.
(a)Borrower or any Loan Party fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.13 (Liquidity Covenant) or 6.14 (Post-Closing Obligations) or Borrower violates any provision in Section 7; provided, however, that any audited financial statements for fiscal year 2028 and the following years that contain a going concern qualification shall not constitute an Event of Default prior to the delivery of such financial statements to Collateral Agent pursuant to Section 6.2(a)(ii) or the filing of Parent’s Form 10-K for such fiscal year; or
(b)Borrower, or any Loan Party, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other

340593444 v2

term, provision, condition, covenant or agreement that can be cured, has failed to cure the default [***] after the occurrence thereof; provided, however, that if the default cannot by its nature be cured [***] or cannot after diligent attempts by Borrower be cured within [***], and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case [***] to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loan shall be made during such cure period);
8.3Material Adverse Effect. A Material Adverse Effect has occurred;
8.4Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries [***] on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets [***] by any government agency, and the same under subclauses (i) and (ii) hereof are not, [***] the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and
(b)(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business in each case of subclauses (i) and (ii), if such restrictions are not lifted, discharged or stayed [***] after its occurrence;
8.5Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries either (i) adopts a corporate resolution, or takes similar action, that approves and/or authorizes that an Insolvency Proceeding be commenced for Borrower or any of its Subsidiaries, or (ii) begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed [***] (but no Term Loan shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);
8.6Other Agreements. There is (a) a default by Borrower or any of its Subsidiaries in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount [***] or that could reasonably be expected to result in a Material Adverse Effect; (b) a default by Borrower under the RIF Purchase Agreement resulting in a right by the applicable counterparty thereunder, whether or not exercised, to accelerate any obligations under the RIF Purchase Agreement; (c) any default under a Material Agreement, as a result of which the counterparty thereto has accelerated the payments owed thereunder, [***] or (d) [***].
8.7Judgments. (a) One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, [***] (not covered by independent third party insurance) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed [***] after the entry thereof or (b) any judgments, orders or decrees rendered against Borrower that could reasonably be expected to have a Material Adverse Effect;
8.8Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral

340593444 v2

Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;
8.9Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;
8.10Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; (c) any circumstance described in Section 8 occurs with respect to any Guarantor; or (d) a Material Adverse Effect with respect to any Guarantor;
8.11Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (b)(i) the FDA, DOJ, or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct where such recall, withdrawal, or discontinuation would reasonably be expected to have a Material Adverse Effect; (ii) the FDA issues a warning letter or Regulatory Action to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Effect; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of [***] or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ, or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, [***] or more, or that could reasonably be expected to result in a Material Adverse Effect even if such settlement agreement is based on previously disclosed conduct; or (v) Borrower or any of its Subsidiaries fails to use its good faith effort to remediate observations identified in an FDA Form 483 notice of inspection observation to Collateral Agent’s reasonable satisfaction within six (6) months of receipt; or (vi) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Effect.
8.12Lien Priority; Intellectual Property. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law. Any Intellectual Property material to Borrower’s business shall cease to be validly owned or licensed by Borrower free and clear of any Liens other than Permitted Liens, or the Borrower or any of its Subsidiaries is prohibited, banned, enjoined, restrained or prevented from developing, manufacturing or commercializing any product as a result of an infringement or other violation of any such Intellectual Property.
8.13Delisting. The shares of common stock of Borrower are delisted from the primary stock exchange on which they are traded as of the date of this Agreement and such delisting results in such shares not being listed immediately on any other nationally recognized stock exchange in the United States, it being understood and agreed that any of the following will be, without limitation, considered a nationally recognized stock exchange in the United States: Nasdaq Global Select Market; Nasdaq Global Market; and the New York Stock Exchange.

340593444 v2

8.14[Reserved].
8.15[Reserved].
8.16Criminal Conviction. The Borrower or any of its Subsidiaries is convicted in any criminal proceedings by any Governmental Authority.
9.RIGHTS AND REMEDIES
9.1Rights and Remedies.
(a)Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders); provided, however, all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders.
(b)Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:
(i)engage such industry, workout, liquidation, and other such consultants as it may elect, and the reasonable fees and expenses thereof shall become part of the Obligations;
(ii)give written notice to Borrower to not dispose of, conceal, transfer, sell, or encumber any or all of the Collateral (including cash) without Collateral Agent’s prior written consent, even if such disposition would otherwise be permitted hereunder in the ordinary course of business absent an Event of Default. Any such disposition, concealment, transfer, or sale after the giving of such notice shall constitute a wrongful conversion of the Collateral. Collateral Agent may obtain a temporary restraining order, injunction, or other equitable relief, without bond, to enforce Borrower’s obligation to refrain from so impairing the Collateral;
(iii)foreclose upon and/or sell or otherwise liquidate all or any portion of the Collateral;
to the extent that notice of a particular disposition may be required under the UCC, the notice shall be commercially reasonable if given [***] prior to the disposition, unless a shorter notice period is commercially reasonable under the circumstances. Once notice is given of the date after which a private disposition may occur, the notice shall remain in effect regardless of the period of time between the notice date and the ultimate disposition, unless and until the notice is revoked by Collateral Agent in writing;
Collateral Agent may sufficiently advertise dispositions of Collateral through publications or media of general business circulation; may

340593444 v2

contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral; may publicly advertise the Collateral for sale by type, providing further details that Collateral Agent may have readily available only to prospective purchasers who make direct inquiry; may require potential purchasers to execute confidentiality agreements; and may require potential purchasers to post deposits and/or to otherwise demonstrate their financial ability and legal eligibility to perform upon any bid;
the Collateral may be disposed of in such lots as Collateral Agent may elect. Collateral Agent may adjourn any public or private sale to a different time or place without notice or publication of such adjournment, and may adjourn any sale either before or after offers are received. Collateral Agent (i) may disclaim disposition warranties, including warranties of title, infringement, possession, quiet enjoyment, merchantability, or other like warranties, whether express or implied; (ii) may dispose of assets in wholesale rather than retail markets; (iii) may dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types of Collateral so offered or that generally match buyers and sellers of assets; (iv) may require the purchaser at any foreclosure sale to indemnify Collateral Agent and other parties against damages incurred in connection with their removal or possession of the Collateral, to require such purchaser to maintain insurance in connection therewith, or both; and (v) shall not be obligated to, and may rely upon a buyer to, obtain any third-party consents for access to Collateral or to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of;
(iv)apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or
(v)commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.
(c)Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:
(i)settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;
(ii)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

340593444 v2

(iii)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a nonexclusive, royalty free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;
(iv)place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)demand and receive possession of Borrower’s Books;
(vi)appoint a receiver to seize, manage and realize upon any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries. Borrower hereby irrevocably consents to and waives any right to object to or otherwise contest the appointment of a receiver as provided above. Borrower (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Collateral Agent in connection with the enforcement of its rights and remedies hereunder and under the other Loan Documents and (B) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lenders to extend the Term Loans, and (iii) agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments in connection with the foregoing, and to cooperate fully with Lenders and Collateral Agent in connection with the assumption and exercise of control by any receiver; and
(vii)subject to Section 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
(d)With respect to a security interest in any Shares:
(i)Collateral Agent may cause any Issuer to register the ownership of its Shares in the name of Collateral Agent or of Collateral Agent’s nominee or transferee. Such registration shall be deemed a registration for the purpose of facilitating Collateral Agent’s preservation of rights, and not a disposition or strict foreclosure, unless and until all requirements of Section 9-610 or Section 9-620 of the UCC are satisfied;
(ii)upon written notice to the applicable Borrower and Issuer, whether or not the Shares are registered in the name of Collateral Agent or its nominee, Collateral Agent (or Collateral Agent’s nominee if so registered) may exercise any or all of any Borrower’s rights arising from ownership of such Shares, pursuant to the irrevocable proxy granted in Section 9.1(d)(v) of this Agreement or any other proxy or as otherwise permitted under

340593444 v2

applicable law. Without limiting the foregoing, Collateral Agent or its nominee may (a) cast any votes in any matter, (b) take actions by written consent in any matter, (c) receive distributions, and (d) otherwise exercise or waive such Borrower’s rights in all respects. Upon further written notice to such Borrower and Issuer, Collateral Agent or its nominee may terminate the exercise of such voting rights and likewise reinstate them from time to time;
(iii)Borrower acknowledges that although the Shares may be securities for the purpose of applicable securities laws, as of the Effective Date, none of the Shares have been registered for public sale pursuant to applicable securities laws. Borrower acknowledges and agrees that (a) although a disposition of such Shares absent such a registration may result in prices and other terms less favorable than if such sale were a sale made absent such restrictions, Collateral Agent shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit an Issuer or Borrower to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Issuer or Borrower would agree to do so, (b) Collateral Agent may restrict such sale to purchasers who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Shares or part thereof, and (c) Collateral Agent may take such other actions as Collateral Agent deems appropriate to assure that the sale is undertaken in compliance with all applicable securities laws;
(iv)Borrower is aware that the staff of the Securities and Exchange Commission have issued various No-Action Letters that describe procedures which, in the view of which staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Part 6 of Article 9 of the UCC, yet not public for purposes of Section 4(2) of the Securities Act. Borrower agrees that a foreclosure sale conducted in conformity with the principles set forth in such No-Action Letters (a) shall be considered to be a “public disposition” for purposes of Section 9-610(c) of the UCC; (b) shall be considered commercially reasonable notwithstanding that Collateral Agent has not registered or sought to register the interests under the Securities Act, even if such Borrower or the applicable Issuer would agree to pay all costs of the registration process; and (c) shall not be considered to be commercially unreasonable on account of such procedures;
(v)Borrower hereby irrevocably appoints Collateral Agent as the proxy and attorney-in-fact of such Borrower, with full authority in the place and stead of Borrower, and in the name of Borrower or otherwise, to cast the votes and otherwise exercise all rights arising from the ownership of the Shares as provided in this Agreement upon the occurrence and during the continuation of an Event of Default. This appointment is irrevocable and coupled with an interest and shall be effective until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide the Term Loan terminates. No separate proxy shall be necessary to evidence such proxy rights, but if there is such a proxy, Collateral Agent’s rights thereunder are cumulative with those in this Agreement.

As provided in Annex I, Collateral Agent shall have the exclusive right to exercise any and all remedies referenced in this Section 9.1. Additionally, notwithstanding any other provision of this Agreement, Collateral Agent may take any action that Collateral Agent deems appropriate to address an Exigent Circumstance, even if such action would ordinarily require the consent of the

340593444 v2

Required Lenders or of all Lenders under other Sections of this Agreement.

9.2Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney in fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to extend the Term Loan hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide the Term Loan terminates.
9.3Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
9.4Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest and any make-whole amount due on the Obligations (including any amounts which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to any applicable Prepayment Fee or Final Fee; fourth, to the principal amount of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms

340593444 v2

shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.
9.5Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable lending practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.
9.8Standards. Where not expressly founded upon specific rights of Collateral Agent as a secured party under the UCC, the provisions of this Article 9 shall be interpreted as the agreement of Collateral Agent, Lenders and Borrower as to the standards measuring the fulfillment of the duties of Collateral Agent as a secured party. Borrower warrants, represents, and agrees that none of the provisions of this Article are “manifestly unreasonable” for the purposes of Section 9-603 of Article 9 of the UCC. Nothing contained in this Article shall be construed to grant any rights to Borrower or to impose any duties on Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Article.

340593444 v2

10.NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile or email transmission with confirmation; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid and required verification of delivery; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	COHERUS ONCOLOGY, INC. 333 Twin Dolphin Drive Suite 600 Redwood City, CA 94065 Attn: [***] Email: [***]

with a copy (which shall

not constitute notice) to:	Latham & Watkins LLP

801 Jefferson Avenue

Suite 300

Redwood City, CA 94063
Attn: [***]
Email: [***]

If to Collateral Agent:	INNOVATUS LIFE SCIENCES LENDING FUND I, LP 777 Third Avenue, 25th Floor New York, NY 10017 Attn: [***] Email: [***]

with a copy (which shall

not constitute notice) to:	Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 Attn: [***] Fax: [***] Email: [***]
11.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER,

340593444 v2

COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2Governing Law and Jurisdiction.
(a)Governing Law. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ALL MATTERS ARISING FROM OR RELATED THERETO SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
(b)Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Loan Parties shall consent to any request made by the Collateral Agent or the Lenders to transfer any legal action or proceeding that (a) implicates the Loan Documents, and (b) is pending outside of New York to the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America

340593444 v2

with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.
12.GENERAL PROVISIONS
12.1Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent. Each Lender, including any proposed assignee of such Lender that will become a Lender of record, shall deliver to Borrower and Collateral Agent, on or prior to the date such Person becomes a Lender of record under this Agreement, (i) in the case of such Person that is a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code, a duly completed and executed IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding tax, and (ii) in the case of such Person that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code, such tax forms and documentation (including any duly completed and executed applicable IRS Forms W-8) as may be required under applicable law to establish that payments made to such Person under the Loan Documents will not be subject to United States federal withholding tax or will be subject to a reduced rate of withholding tax under an applicable income tax treaty.
12.2Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct (as determined in a final, non-appealable judgment of a court of competent jurisdiction). Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or

340593444 v2

nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct (as determined in a final, non-appealable judgment of a court of competent jurisdiction). This Section 12.2 shall apply without duplication of Section 2.5 and shall not apply with respect to (A) any taxes of an Indemnified Person imposed on or measured by net income (however denominated) or branch profits taxes, or (B) any U.S. federal withholding taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Term Loan or Term Loan Commitment.
12.3Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision. Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended by Collateral Agent without the need to obtain the consent of Borrower or any Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, or defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document.
12.4Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor). Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.
12.5Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties. Collateral Agent shall promptly provide a copy of such corrected Loan Document to Borrower; provided, that, an inadvertent failure to do so shall not constitute a breach of Collateral Agent’s obligation hereunder.
12.6Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders; provided that:

340593444 v2

(i)no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;
(ii)no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;
(iii)no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan; (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all, or any material portion, of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all, or any material portion, of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; or (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence; and
(iv)Borrower’s consent shall not be required as to any amendment or waiver to Annex I, except as to Section 9 thereof.
(b)Other than as expressly provided for in Section 12.6(a)(i) and (iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.
(c)This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents. Except as incorporated in writing into this Agreement and the Loan Documents, there are not, and were not, and no Persons were or are authorized to make any representations, understandings, stipulations, agreements, or promises, oral or written with

340593444 v2

respect to the matters addressed in this Agreement or the Loan Documents. Borrower acknowledges that Borrower shall rely on its own judgment and advisors in entering into this Agreement and the Loan Documents without relying in any manner on any promises, statements, or representations of the Collateral Agent or any Lender or any parents, subsidiary, or Affiliate of the Collateral Agent or any Lender that are not expressly set forth in this Agreement and the Loan Documents.
12.7Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.8Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.9Confidentiality. In handling any confidential information each of Borrower, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loan (provided, however, (i) if, at the applicable time, an Event of Default has occurred and is continuing, the Lenders and Collateral Agent shall advise such prospective transferee or purchaser about the confidential nature of such information and (ii) if, at the applicable time, no Event of Default has occurred and is continuing, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other court or government order; (d) to Lenders’ or Collateral Agent’s regulators (including any self-regulatory authority) or as otherwise required in connection with an examination or audit; (e) in exercising remedies under the Loan Documents or in connection with any suit, action or proceeding relating to this Agreement, any other Loan Document or the enforcement of rights hereunder or the defense of any claim, suit, action or proceeding; (f) with the consent of the Borrower, which shall not be unreasonably withheld, conditioned or delayed, and (g) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent at no fault of the Lenders or Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information; or (iii) is independently developed by such Person other than as a result of a breach of this Section 12.9. Collateral Agent and the Lenders may use confidential information for any internal purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.
12.10Limitations of Damages. In no event shall Lenders or Collateral Agent ever be liable to Borrower for (i) special, consequential, incidental, or other such damages arising from or related to the Term Loans or any of the Loan Documents, (ii) punitive, exemplary, or other such damages arising from or related to the Term Loans or any of the Loan Documents, or (iii) any losses, claims, damages, liabilities or expenses

340593444 v2

of any kind (whether in tort, contract or otherwise) arising out of Borrower's (or any Guarantor’s) or Collateral Agent's use of  the Platform, any other electronic platform or electronic messaging service, or the transmission of notices and other documents pursuant to the Loan Documents through the Internet.  Borrower hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any rights it may have to claim or recover any such damages in any legal action or proceeding arising from or related to the Term Loans or any of the Loan Documents.
12.11No Partnership/Joint Venture.  The (i) Collateral Agent, (ii) the Lenders, and (iii) each of Collateral Agent’s and the Lender’s Affiliates and Subsidiaries have no fiduciary or special relationship with Borrower, Guarantor, or Borrower’s or Guarantor’s Affiliates or Subsidiaries, and no such relationship is created by the entry of this Agreement or the Loan Documents. Nothing in this Agreement or the Loan Documents or any action taken by the Collateral Agent or the Lenders under them shall be deemed to constitute a joint venture or partnership agreement of any kind, or otherwise create the relationship of joint venturers or partners, between (a) Collateral Agent, the Lenders, or either’s Affiliates and Subsidiaries, on the one hand and (b) Borrower, Guarantor, and each’s Affiliates and Subsidiaries on the other hand.
12.12Waiver as to Assignees. To the fullest extent permitted by Section 9-403 of the UCC, Borrower agrees not to assert against an assignee of any of the Obligations any claim or defense that they may have against Collateral Agent or a Lender.
12.13Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
12.14Cooperation of Borrower. If necessary and upon request by a Lender, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management reasonably available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments (which meetings shall be conducted no more often than once every twelve months unless an Event of Default has occurred and is continuing), and (iii) use its reasonable efforts to assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan may reasonably request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

340593444 v2

12.15Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos; provided, that the content of such announcement or publication (other than customary tombstones) shall be mutually approved by Parent and Collateral Agent.
12.16Collateral Agent and Lender Agreement. Collateral Agent and each Lender hereby agree to the terms and conditions set forth on Annex I attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Annex I attached hereto.
12.17[Reserved].
12.18Borrower Liability. Each Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints Parent as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower (i) irrevocably waives all rights that it may have at law or in equity subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement or otherwise allowing Borrower to benefit from, or to participate in, any security for the Obligations and (ii) waives, until the Obligations have been paid in full, all rights that it may have at law or in equity to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited or limited under this Section shall be null and void to the extent of such prohibition or limitation. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.
13.DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Acquisition” means (a) any acquisition, directly or indirectly, by Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or any of the equity securities of, or a business line or unit or a division of, any Person, or (b) the acquisition of, or the acquisition of the right to use, develop or sell (in each case, including through licensing (other than “off-the-shelf” licenses and non-exclusive licenses in the ordinary course)), any product, product line or intellectual property related to a product or product line of or from any other Person. For the avoidance of

340593444 v2

doubt, “Acquisition” does not include any co-promotion or co-marketing arrangement pursuant to which Borrower or any Subsidiary acquires rights to promote or market the products of another Person; provided, that no upfront payment shall be payable by Borrower or any of its Subsidiaries in connection with such arrangement and such arrangement does not include a general license to commercialize any product.

[***]

“Affiliate” means, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, (i) Controls or is Controlled by, or is under common Control with, the Person specified, or (ii) has a Managing Role with respect to the Person specified or with another Person that is an Affiliate of the specified Person by operation of subsection (i) of this definition.

“Amortization Date” is the earliest of (i) September 1, 2029, or (ii) if the I/O Extension occurs, September 1, 2030.

“Annual Projections” is defined in Section 6.2(a)(iii).

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

[***]

“Basic Rate” is with respect to each Term Loan, the floating per annum rate of interest (based on a year of three hundred sixty five (365) days) equal to the sum of (a) the greater of (i) Prime Rate, subject to Section 2.3(f), and (ii) six and three quarters percent (6.75%), plus (b) four and fifteen hundredths percent (4.15%).

“Biosimilar Product” means, with respect to an approved Product, any other Product that is approved as (a) a “biosimilar” or “bioequivalent” (in the United States) of such Product, (b) a “similar biological medicinal product” (in the EU) with respect to which such Product is the “reference medicinal product”, or (c) if not in the US or EU, the equivalent of a “biosimilar” or “similar biological medicinal product” or “bioequivalent” of such approved Product.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by

340593444 v2

the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Coherus Immunology” means Coherus Immunology LLC, a Delaware limited liability company and a Subsidiary of the Borrower.

“Coherus Supportive Care” means Coherus Oncology Supportive Care LLC and a Subsidiary of the Borrower.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Loan Party at any time; provided that “Collateral Account” shall not include any Excluded Account.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Competing Product” means, with respect to any Primary Product, any other Product (in any form, presentation, dose or formulation, whether used as a single agent or in combination with other therapeutically active agents) that Borrower or any of its Subsidiaries has rights to that is being researched primarily for the purpose of any labeled or intended indication for use that overlaps in any respect with such Primary Product or developed, manufactured, used or commercialized in any labeled or intended indication for use that overlaps in any respect with such Primary Product, including, for the avoidance of doubt, any Biosimilar Product with respect to any Primary Product or Competing Product.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or

340593444 v2

commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower and such Subsidiary, and Collateral Agent pursuant to which Collateral Agent, for the benefit of the Lenders, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Core Assets” means (a) each Primary Product and (b) any Competing Product, in each case, together with all Intellectual Property related thereto.

“Credit Extension” means an advance of funds under a Term Loan.

[***]

[***]

“Default” means an event that with the passage of time could result in an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disbursement Letter” is that certain form attached hereto as Exhibit B-2.

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” means the date on which each of the conditions precedent set forth in Section 3.1 have been satisfied or waived by Collateral Agent and each Lender in their sole discretion.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, and vehicles (including motor vehicles and trailers) not held for sale or lease, and any interest in any of the foregoing.

340593444 v2

“Excluded Accounts” means (a) the Collection Account (as defined in the RIF Security Agreement), maintained by Borrower at Silicon Valley Bank, a division of First-Citizens Bank & Trust Company [***] which account shall solely hold the Revenue Payments (as defined under the RIF Purchase Agreement) made by Borrower under the RIF Purchase Agreement; (b) any segregated Deposit Account, designated by Borrower to Collateral Agent in writing, established solely to receive and hold the proceeds of (i) Royalty Assets sold pursuant to a Permitted Royalty Sale and holding no other cash or assets and (ii) Permitted Carve-Outs and holding no other cash or assets; (c) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or any of its Subsidiaries’ employees and identified to Collateral Agent by Borrower as such in the Perfection Certificate; (d) any zero balance account; provided that the available balance on such zero balance account is swept on each Business Day into one or more Deposit Accounts that are not Excluded Accounts and that are subject to a Control Agreement; (e) accounts (including trust accounts) used exclusively for escrow, customs, insurance or fiduciary purposes, in each case, for unaffiliated third parties; (f) accounts which exclusively constitute cash collateral in respect of a Permitted Lien for unaffiliated third parties; and (g) any other account designated as an Excluded Account by Borrower in writing delivered to the Collateral Agent, the cash balance of which such accounts do not exceed [***] at any time.

“Excluded Subsidiary” means (i) the MSC Subsidiary, (ii) ZAO Intekrin, (iii) Coherus Supportive Care and (iv) Coherus Immunology.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Indebtedness” is the indebtedness of Borrower under that certain Loan Agreement, dated May 8, 2024 (as the same may from time to time be amended, restated, modified or otherwise supplemented), by and among the Borrower, the credit parties party thereto, the lenders party thereto and Ankura Trust Company, LLC, as administrative agent and collateral agent.

“Facility Fee” is a fee due on each Funding Date, in an amount equal to 1.50% of the aggregate principal amount of the Term Loan funded on such Funding Date, payable to the Lenders in accordance with their respective Pro Rata Shares.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Final Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal or accrued interest or any other fee payable hereunder) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of the Term Loan pursuant to Section 2.2(c) or (d), in each case equal to four percent (4.00%) multiplied by the aggregate principal amount of the Term Loans funded under this Agreement, payable to Lenders in accordance with their respective Pro Rata Shares; provided, that the Final Fee shall increase to ten percent (10.00%) if (i) (A) Borrower begins an Insolvency Proceeding or (B) an Insolvency Proceeding is begun against Borrower and (ii) Borrower receives debtor-in-possession financing from Coduet Royalty Holdings, LLC, any other

340593444 v2

“Buyer” (under and as defined in the RIF Purchase Agreement) and/or any of their assignees or affiliates. For the avoidance of doubt, the calculation of any Final Fee payment shall not include the principal amount(s) prepaid in accordance with the second paragraph of Section 2.2(d) if a Final Fee payment based on such principal amount was made at the time of each such prepayment.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state thereof.

“Funding Date” is any date on which the Term Loan is made to or on account of Borrower, which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank, arbitration authority, or other entity exercising executive, legislative, judicial, quasi-judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, excluding unsecured trade payables arising in the ordinary course of business, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

340593444 v2

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know how, operating manuals;
(c)any and all source code;
(d)any and all design rights which may be available to Borrower;
(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;
(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
(g)all licenses, sublicenses or other contracts under which Borrower or any Subsidiary is granted rights by third parties in any Intellectual Property asset.

“Interest-Only Period” means the period commencing on the Term A Funding Date and ending on the date that is thirty-six (36) months thereafter; provided that the Interest-Only Period may be extended to forty-eight (48) months after the Term A Funding Date (the “I/O Extension”) if Borrower has achieved the Term B Milestone prior to the thirty-six (36) month anniversary of the Term A Funding Date.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), any Acquisition, and any loan, advance or capital contribution to any Person.

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Collateral Agent and dated as of the Term A Funding Date, as may be amended, restated, or otherwise modified or supplemented from time to time.

“Issuer” means an issuer of Shares.

[***]

340593444 v2

“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Dennis M. Lanfear as of the Effective Date, (ii) Chief Financial Officer, who is Bryan McMichael as of the Effective Date and (iii) Chief Medical Officer, who is Rosh Dias as of the Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, auditor fees and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Security Grant Instrument, the IP Security Agreement, each Secured Promissory Note, the Management Rights Letter, the Perfection Certificate(s), each Guaranty, each Control Agreement, each Compliance Certificate, each Loan Payment Request Form, each Disbursement Letter, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.

“Loan Party” or “Loan Parties” means each Borrower and each Guarantor.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit B-1.

“Management Rights Letter” means that certain letter agreement duly executed by the Borrower for the benefit of Innovatus Life Sciences Lending Fund I, LP and Innovatus Life Sciences Offshore Fund I-A, LP.

“Managing Role” means a managing member, manager, director, executive officer, or other role with senior management responsibilities as to a Person.

“Market Capitalization” means, with respect to Borrower, as of any date of determination, an amount equal to the 30-day volume weighted average price as of such date of Borrower’s common shares multiplied by the total outstanding common shares of Borrower as of such date.

“Material Adverse Effect” is (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or financial condition of Borrower and any guarantor of the Obligations, when taken as a whole or (b) a material adverse effect on (i) the ability of

340593444 v2

Borrower to timely perform its Obligations including with respect to the Collateral, (ii) the legality, validity, binding effect, or enforceability against Borrower of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Collateral Agent or any Lender under any Loan Documents.

“Material Agreement” means (a) [***] and (b) any license, agreement or other contractual arrangement entered into after the Effective Date that is material to the business, financial condition, operation, performance or properties of Borrower of any Loan Party such that the termination thereof or default thereunder by any Person would reasonably be expected to have a Material Adverse Effect.

“Maturity Date” is August 14, 2031.

“MSC Subsidiary” means Surface Securities Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts and a Subsidiary of the Borrower.

[***]

[***]

“Non-Core Assets” means [***].

“New Subsidiary” is defined in Section 6.10.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, make-whole amount, Lenders’ Expenses, the Prepayment Fee, the Final Fee, and other amounts Borrower owes the Collateral Agent or Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or the other Loan Documents, or otherwise, and including interest and other amounts accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on September 1, 2026.

340593444 v2

“Permitted Acquisitions” means any Acquisition which is conducted in accordance with the following requirements:

(a)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;
(b)the contemplated transaction is consensual and non-hostile;
(c)Borrower shall have delivered to Collateral Agent (i) at least ten (10) Business Days prior to such proposed Acquisition (or such shorter period as may be agreed by Lenders), all relevant available financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and (ii) promptly upon request by Lenders, a copy of the then available draft of the definitive agreement(s) related to the proposed acquisition (and any related available documents reasonably requested by Lenders);
(d)any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which Borrower and its Subsidiaries are engaged or any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Borrower its Subsidiaries are engaged;
(e)no Event of Default has occurred and is continuing or would exist after giving effect to such Acquisition;
(f)in the case of any merger involving a Borrower, such Borrower is the surviving legal entity after completion of the completed transaction and such merger does not result in a change in control of Borrower;
(g)with respect to any Person whose capital stock is acquired by a Borrower or any Subsidiary that acquires assets in such contemplated transaction, such Borrower or Subsidiary shall comply with the applicable terms of Section 6.10;
(h)such Acquisition is conducted on an arm's-length basis between unrelated parties;
(i)Borrower is in compliance with all covenants set forth in this Agreement as of the date of consummation of such Acquisition and immediately after giving effect thereto;
(j)[***];
(k)[***];
(l)[***]; and
(m)to the extent such Permitted Acquisition is an in-license, such in-license shall not restrict (i) the ability of any Loan Party or any of its Subsidiaries, as applicable, to (x) assign or otherwise Transfer such in-license in connection with the sale or transfer of all or substantially all assets of such Loan Party or Subsidiary or to (y) grant a security interest to Collateral Agent in such in-license (in each case after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC, to the extent applicable, and other applicable law) or (ii) the disclosure of information to be provided thereunder to Collateral Agent or the Lenders, or to any purchaser or prospective purchaser in a

340593444 v2

Transfer of all or any portion of the Collateral (subject to customary confidentiality obligations).

“Permitted Carve-Out” means [***]

“Permitted Exclusive Out-License” means any exclusive license (including with respect to a limited field of use) granted by Borrower or any of its Subsidiaries covering regional development or commercial rights outside of the United States and its territories with respect to Borrower’s pipeline product candidates, which include but are not limited to Tagmokitug, Casdozokitug, and CHS-1000; provided that: (a) such license does not provide for the legal transfer of title to any Intellectual Property included in the Core Assets; (b) such license is conducted on an arm’s-length basis between unrelated Persons; (c) Borrower is in compliance with all covenants set forth in this Agreement immediately prior to, and after giving effect to, such license; (d) no Event of Default has occurred and is continuing or would exist after giving effect to such license, and (e) such license does not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to (i) pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property included in the Core Assets or to (ii) grant a security interest to Collateral Agent in the assets described in subclause (i).

“Permitted Indebtedness” is:

(a)each Loan Party’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s), and any extensions, refinancings or renewals thereof; provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be;
(c)Subordinated Debt;
(d)Indebtedness in connection with credit cards, credit processing services, stored value cards, purchasing cards or bank card products incurred in the ordinary course of business;
(e)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person; provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed (i) [***] or (ii) [***] if the consolidated net revenue of Parent and its Subsidiaries for the trailing twelve-month period ending on the last day of the most recently completed fiscal quarter [***]; and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of a Loan Party’s business;
(g)Indebtedness consisting of letters of credit; provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed (i) [***] or (ii) [***] if the consolidated net revenue of Parent and its Subsidiaries for the trailing twelve-month period ending on the last day of the most recently completed fiscal quarter [***];

340593444 v2

(h)Indebtedness constituting Permitted Investments described in clause (i) of the definition of Permitted Investments;
(i)guarantees of Permitted Indebtedness;
(j)Indebtedness (x) assumed in connection with any Permitted Acquisition, so long as such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition and (y) incurred in connection with any Permitted Acquisition to finance all or a portion of the consideration therefor, so long as such Indebtedness (i) does not exceed [***] at any time outstanding, (ii) is unsecured, (iii) is at all times Subordinated Debt and (iv) shall not mature, and is otherwise not subject to any mandatory prepayment, redemption, defeasance, scheduled amortization or other scheduled payments of principal, in each case prior to the date that is 91 days after the Maturity Date;
(k)Indebtedness not to exceed [***] at any time outstanding consisting of Contingent Obligations described in clause (b) of the definition thereof, incurred in connection with any Permitted Acquisition, Permitted Transfer or Permitted Investment, in each instance only if such Indebtedness is due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time);
(l)(i) Indebtedness with respect to workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or (ii) Indebtedness related to employee benefit plans, including annual employee bonuses, accrued wage increases and 401(k) plan matching obligations; in each case, incurred in the ordinary course of business;
(m)Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business and (ii) customary indemnification obligations to purchasers in connection with Permitted Dispositions;
(n)Indebtedness in respect of netting services, overdraft protection and other cash management services, in each case in the ordinary course of business;
(o)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(p)Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Loan Party in the ordinary course of business;
(q)liabilities associated with customer prepayments and deposits arising in the ordinary course of business;
(r)prepaid or deferred revenue arising in the ordinary course of business;
(s)to the extent constituting Indebtedness, Indebtedness incurred pursuant to the RIF Purchase Agreement;
(t)[***];
(u)other unsecured Indebtedness in an aggregate amount not to exceed [***]; provided that such maturity date shall not occur prior to the date that is 91 days after the Maturity Date; and

340593444 v2

(v)the Existing Indebtedness, solely during the period from and after the Effective Date until the Term A Funding Date; provided that the Existing Indebtedness shall be repaid in full on or prior to the Term A Funding Date in accordance with Section 5.9.

“Permitted Investments” are:

(a)Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;
(b)Investments consisting of cash and Cash Equivalents, and any Investments permitted by Borrower’s investment policy, as amended from time to time; provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties;
(d)Investments consisting of cash, Cash Equivalents and Investments permitted by clause (b) of this definition held in Deposit Accounts and Securities Accounts in which Collateral Agent has a perfected security interest;
(e)Investments in connection with Transfers permitted by Section 7.1;
(f)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, not to exceed [***] to any individual employee or [***] (or, for fiscal year 2027 and each year thereafter, [***] for all employees in any fiscal year and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed [***]);
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)Investments (i) by a Borrower or Guarantor in another Borrower or Guarantor, (ii) by a Subsidiary that is not a Borrower or Guarantor in a Borrower or Guarantor, (iii) by a Borrower or Guarantor in Subsidiaries that are not Borrowers or Guarantors (other than Excluded Subsidiaries) in an aggregate amount not to exceed [***] per fiscal year;
(j)any Permitted Acquisition;
(k)other Investments (other than Investments in Excluded Subsidiaries) not exceeding [***] in any fiscal year of Borrower; and
(l)non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support.

340593444 v2

“Permitted Licenses” are:

(a)licenses of over-the-counter software that is commercially available to the public;
(b)Permitted Exclusive Out-Licenses;
(c)intercompany license or other similar arrangement among Loan Parties; and
(d)any (i) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business (ii) exclusive or non-exclusive licenses of any Non-Core Assets, and (iii) covenants not to sue in any geography involving Non-Core Assets, provided that, with respect to each such license or covenant not to sue described in this clause (d), the license or covenant not to sue constitutes an arm’s-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to (x) pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property or to (y) grant a security interest to Collateral Agent therein.

“Permitted Liens” are:

(a)Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;
(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books; provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c)liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness;” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or [***] after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory or equipment, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business;

340593444 v2

(g)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(h)leases or subleases of real property granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of any Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest in such license;
(i)banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with any Loan Party’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses; provided that such accounts are maintained in compliance with Section 6.6 hereof;
(j)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
(k)Liens on cash securing Indebtedness described in clause (g) of the definition of “Permitted Indebtedness”;
(l)Permitted Licenses;
(m)Liens on Revenue Participation Rights and Revenue Payments (each as defined in the RIF Purchase Agreement), together with the proceeds thereof, incurred pursuant to the RIF Purchase Agreement and RIF Security Agreement;
(n)Liens on Royalty Assets sold pursuant to Permitted Royalty Sales and segregated cash accounts receiving only the proceeds thereof;
(o)Liens securing the Indebtedness permitted under clause (o) of the definition of Permitted Indebtedness; provided that such Liens attach only to the insurance policies financed by such Indebtedness and the proceeds thereof;
(p)vendor Liens granted in the ordinary course of business in connection with the customary terms for purchase of goods but only to the extent securing the unpaid purchase price for such goods and any related expenses; provided that such liens encumber solely the materials, supplies and equipment purchased from the applicable vendor and the amounts secured thereby are not past-due and do not secure Indebtedness; and
(q)Liens incurred in connection with the Existing Indebtedness, solely during the period from and after the Effective Date until the Term A Funding Date; provided that the Liens securing the Existing Indebtedness shall be discharged, released and terminated on or prior to the Term A Funding Date.

“Permitted Royalty Sales” means, with respect to any Product acquired pursuant to a Permitted Acquisition, the sale of up ten percent (10%) of net sales or revenues of such Product; provided that (a) such transaction shall be structured as a “true sale” of such net sales or revenues, (b) such transaction shall

340593444 v2

not have or provide for any (x) redemption or buy-back obligations or any financial covenants, (y) Lien on any asset of the Borrower or any of its Subsidiaries (except for a customary back-up security interest on the  Royalty Assets so sold and a lien on segregated accounts that receive the proceeds thereof and hold no other cash) or (z) negative pledge restricting incurrence of any Lien on any asset of the Borrower or any of its Subsidiaries (except that such transaction may contain a customary negative pledge on the Royalty Assets sold pursuant to such transaction and segregated accounts that receive the proceeds thereof and hold no other cash), (c) the consideration received for such transaction shall be in an amount at least equal to the fair market value thereof, (d) no Event of Default has occurred and is continuing or would result after giving effect to such royalty financing, (e) Borrower is in compliance with all covenants set forth in this Agreement on the closing date of and after giving effect to such royalty financing, (f) the aggregate amount of net sales or revenues sold pursuant to all such Permitted Royalty Sales for any such Product does not exceed 10% of the net sales or revenues of such Product and (g) if requested by the Collateral Agent, the royalty purchaser in connection with such Permitted Royalty Sale shall have entered into an intercreditor agreement with Collateral Agent, in form and substance acceptable to Collateral Agent in its reasonable discretion.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or Governmental Authority.

“Platform” is defined in Section 6.2(a).

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(a)for a prepayment made on or after the Term A Funding Date through and including the first anniversary of the Term A Funding Date, five percent (5.00%) of the principal amount of the Term Loan prepaid, plus the amount of interest that would have accrued on the principal amount of the Term Loan so prepaid from the date of such prepayment through and including the first anniversary of the Term A Funding Date;
(b)for a prepayment made after the date which is the first anniversary of the Term A Funding Date through and including the date which is the second anniversary of the Term A Funding Date, four percent (4.00%) of the principal amount of the Term Loan prepaid; and
(c)for a prepayment made after the date which is the second anniversary of the Term A Funding Date through and including the date which is the third anniversary of the Term A Funding Date, three percent (3.00%) of the principal amount of the Term Loan prepaid; and
(d)for a prepayment made after the date which is the third anniversary of the Term A Funding Date and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term Loan prepaid.

“Primary Product” means (i) each of LOQTORZI (toripalimab‐tpzi), Tagmokitug, Casdozokitug, and any Product acquired pursuant to a Permitted Acquisition, and (ii) CHS-1000, to the extent the Borrower or any of its Subsidiaries expends, in the aggregate, in excess of [***] after the Term A Funding Date on the research, development, manufacturing, commercialization, marketing, distribution, or other exploitation of CHS-1000.

“Prime Rate” is the Prime Rate published in the Money Rates section of The Wall Street Journal.

340593444 v2

“Product” means any product/development candidate (in all forms, presentations, doses and formulations) being, or that has been, developed or commercialized by Borrower or its Subsidiaries from time to time, including but not limited to any acquired product that is acquired or in-licensed pursuant to a Permitted Acquisition.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Term A Funding Date (each an “Original Lender”) have not assigned or transferred any of their interests in the Term Loan, Lenders holding [***] of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding [***] of the aggregate outstanding principal balance of the Term Loan.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“RIF Purchase Agreement” means that certain Revenue Participation Right Purchase and Sale Agreement, dated as of May 8, 2024, by and between the Borrower and Coduet Royalty Holdings, LLC (as

340593444 v2

the same may be amended, restated, modified, or supplemented from time to time).

“RIF Purchase Documents” means, collectively, (a) the RIF Purchase Agreement, (b) the RIF Security Agreement, (c) that certain Bill of Sale, dated as of May 8, 2024, executed by Parent in favor of the buyers party to the RIF Purchase Agreement and Coduet Royalty Holdings, LLC, as buyer representative, (d) the Control Agreement (as defined in the RIF Purchase Agreement), and (e) any and all other agreements, instruments and documents executed and delivered in connection with any of the foregoing, in each case as the same may be amended, restated, modified, or supplemented from time to time.

“RIF Security Agreement” means that certain Security and Paying Agent Agreement, dated as of May 8, 2024, among the Borrower, Coduet Royalty Holdings, LLC, as buyer representative, and Ankura Trust Company, LLC, as paying agent (as the same may be amended, restated, modified, or supplemented from time to time).

“Royalty Assets” means, with respect to any Permitted Royalty Sale of a Product, the portion of net sales or revenues of such Product (and the undivided portion of related Accounts and payment intangibles, not to exceed 10% of the net sales or revenues in the aggregate for all Permitted Royalty Sales of such Product, sold pursuant to such Permitted Royalty Sale, together with the proceeds thereof.

“Security Grant Instrument” means that certain Security Agreement executed and delivered by Borrower to Collateral Agent, dated as of the Term A Funding Date, as may be amended, restated, or otherwise modified or supplemented from time to time.

“Secured Promissory Note” is defined in Section 2.6.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Shares” is [***] of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any Subsidiary; provided, however, as to any stock, units or other evidence of ownership held by Borrower or its Subsidiary in a Foreign Subsidiary, “Shares” shall be limited to [***] of the Foreign Subsidiary or the maximum portion thereof that may from time to time be pledged without causing a material adverse tax consequence to Borrower.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Lenders, as determined in their sole discretion.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of

340593444 v2

the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.

“Term A Funding Date” means the Funding Date (which shall occur no later than two (2) Business Days after the Effective Date or such later date as approved by the Required Lenders) on which each of the conditions precedent set forth in Sections 3.2 and 3.3 have been satisfied or waived by Collateral Agent and each Lender in their sole discretion and the Term A Loan is funded to Borrower.

“Term B Draw Period” is the period commencing on the later of September 1, 2027 and the first date on which Borrower achieves the Term B Milestone and ending on the earlier of (i) April 30, 2028 or (ii) the occurrence of an Event of Default (unless such Event of Default is waived by Collateral Agent and Lenders for the purposes of the continuation of the Term B Draw Period); provided, however, that the Term B Draw Period shall not commence if when Borrower achieves the Term B Milestone, an Event of Default has occurred and is continuing.

“Term B Milestone” is the achievement by the Borrower of (i) Trailing Three Month Revenue of not less than Thirty-Five Million Dollars ($35,000,000.00) on or prior to March 31, 2028, and (ii) the pro forma (after giving effect to the Term B Loan) ratio of the aggregate principal amount of Term Loans funded under this Agreement to Borrower’s Market Capitalization as of the trading day immediately preceding the Funding Date of the Term B Loan is less than twenty-five percent (25.00%).

“Term Loan” means any Term Loan made pursuant to Section 2.2(a).

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make the Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Trailing Three Month Revenue” means trailing three (3) months’ consolidated revenue, determined in accordance with GAAP, as of any date of determination.

[***]

“ZAO Intekrin” means ZAO Intekrin, a company organized under the laws of the Country of Russia and a Subsidiary of the Borrower.

[Balance of Page Intentionally Left Blank]

340593444 v2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

COHERUS ONCOLOGY, INC.

By /s/ Dennis M. Lanfear

Name: Dennis M. Lanfear

Title: Chief Executive Officer

COHERUS INTERMEDIATE CORP

By /s/ Dennis M. Lanfear

Name: Dennis M. Lanfear

Title: President

SURFACE ONCOLOGY, LLC

By /s/ Dennis M. Lanfear

Name: Dennis M. Lanfear

Title: President

INTEKRIN THERAPEUTICS INC.

By /s/ Dennis M. Lanfear

Name: Dennis M. Lanfear

Title: President

340593444 v2

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By: Innovatus Life Sciences GP, LP

Its: General Partner

By /s/ Andrew Dym

Name: Andrew Dym

Title: Authorized Signatory

340593444 v2